Execution Copy

EXHIBIT 10.29

MODIFICATION AGREEMENT

This Modification Agreement (“Agreement”) is made as of May 15, 2002, by and among Citizens Bank of Massachusetts, a Massachusetts banking corporation (“Citizens”), on the one hand, and UFP Technologies, Inc., a Delaware corporation (“UFP”), Moulded Fibre Technology, Inc., a Maine corporation (“MFT”), Simco Industries, Inc., a Michigan corporation (“SII”) and Simco Automotive Trim, Inc., a Michigan corporation (“SAT” and together with UFP, MFT and SII, collectively, “Borrowers”), on the other.

WHEREAS, Citizens and the Borrowers are parties to that certain Revolving Line of Credit, Acquisition Line of Credit, Term Loan and Mortgage Loan Agreement dated as of June 4, 2001 (as modified, amended or restated from time to time, including hereby and pursuant to that certain Modification and Waiver Agreement dated as of May 1, 2002, the “Loan Agreement”), and certain documents executed in connection therewith and relating thereto, pursuant to which Citizens made certain credit facilities available to the Borrowers.  Capitalized terms used but not otherwise defined herein shall have the meanings set forth in the Loan Agreement;

WHEREAS, at Borrowers’ request, Citizens provides automated clearinghouse services to the Borrowers, and the Borrowers and Citizens may have executed documents in connection therewith;

WHEREAS, Borrowers have requested modifications to the financial covenants set forth in the Loan Agreement and certain other amendments to the Loan Agreement, and Citizens has agreed to accommodate such request upon the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the agreements contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Citizens and Borrowers agree as follows:

1.             Amendment to Definitions.  Section 1.1 of the Loan Agreement is hereby amended by replacing the existing definitions of “Maximum Acquisition Loan Credit” and “Tangible Net Worth”, and adding the new defined term “Total Liabilities” as follows:

“Maximum Acquisition Loan Credit” means $4,000,000 minus (a) $500,000 plus (b) such additional amounts Lender, in its sole and unfettered discretion, deems appropriate as a reserve against automated clearinghouse overdrafts by the Borrower.

“Tangible Net Worth” shall mean for any period, on a consolidated basis, the excess of the Borrower’s assets over the Borrower’s liabilities, minus goodwill, all as determined in accordance with GAAP.

“Total Liabilities” shall mean for any period, on a consolidated basis, the sum of all amounts (determined in accordance with GAAP) that are listed as liabilities on the Borrower’s financial statements for such period.”

2.             ACH Matters.  Notwithstanding anything in any documents related to the delivery by Citizens to the Borrowers of automated clearinghouse services, the Borrowers acknowledge that the Lender’s maximum obligation with respect to such services is hereby reduced from $1,000,000 to $500,000.  To the extent that amounts provided in connection with such services by the Lender are not reimbursed immediately upon demand by the Borrowers, the Borrowers hereby authorize the Lender to make advances and disburse proceeds of Acquisition Loans to so reimburse the Lender.  Amounts so disbursed shall constitute Obligations, shall be secured by all of the liens, security interests, mortgages and other encumbrances granted in and evidenced by the Loan Agreement and the other Loan Documents and shall be deemed to be repaid by any payments made by the Borrowers prior to application of any such payments to any other Obligations, regardless of how such payments may be designated by the Borrowers.  Borrowers agree to execute, within seven days after request by Citizens, such documentation regarding the delivery of automated clearinghouse services as Citizens may request.

3.             Elimination of Unused Facility Fee.  Section 2.6 of the Loan Agreement, and any corresponding provision in any Note or other Loan Document relating to the imposition of an unused facility fee upon the Borrowers, are hereby deleted in their entirety.

4.             Additional Reporting Obligations.  Section 7.1(b) of the Loan Agreement is hereby amended by the replacement of subsection (ii) thereof and the addition of new subsection (vii) as follows:

“(ii)         (A) within 30 days after the end of each month, an updated accounts receivable aging report and inventory summary, and, for each month other than December, a profit and loss statement, statement of cash flow and balance sheet (prepared on a consolidated basis) for each such month, and (B) on or before Wednesday of each week, a borrowing base certificate for the period ending the last business day of the preceding week, each of the foregoing in form and substance satisfactory to the Lender;

(vii)         within 30 days after the end of each fiscal quarter of each of the Borrower’s fiscal years, reports from the Borrower’s senior management and from the management consultant described in Section 7.1(t) hereof, which reports shall compare, in such detail as the Lender may reasonably request, the results of the Borrower’s performance for the quarter and portion of the year then ended against the performance for such period as projected in the business plan provided to the Lender.  Such reports shall also contain estimates, including details as to assumptions made in preparing such estimates, as to the Borrower’s ability to meet the performance projected in such business plan for future fiscal quarters.”

5.             Other Amendments to Reporting Obligations.  Section 7.1(b) of the Loan Agreement is hereby further amended as follows: (a) the phrase “45 days” is replaced with “30 days” in subsection (i) thereof; (b) subsection (iv) thereof is deleted in its entirety; and (c) the phrase “90 days” is replaced with “60 days” in subsections (iii) and (v) thereof.

6.             Amendment to Financial Covenants.  Sections 7.1(m), (n) and (o) of the Loan Agreement are hereby replaced in their entirety with the following:

“m.          Debt Service Coverage Ratio.  The Borrower shall not permit its Debt Service Coverage Ratio to be less than 1.0 to 1.0 (i) at any time during the second, third and fourth quarters of Borrower’s fiscal year 2002, to be tested as of the last day of each fiscal quarter, beginning with June 30, 2002, and (ii) on a cumulative basis for the entirety of Borrower’s fiscal year 2002, to be tested as of December 31, 2002.

n.             Minimum EBITDA.  The Borrower shall maintain EBITDA, tested as of the last day of each fiscal quarter, of not less than: (i) $900,000 for the second quarter of Borrower’s fiscal year 2002 and $1,300,000 for that portion of the Borrower’s fiscal year ending June 30, 2002; (ii) $800,000 for the third quarter of Borrower’s fiscal year 2002 and $2,100,000 for that portion of the Borrower’s fiscal year ending September 30, 2002; and (iii) $1,000,000 for the fourth quarter of Borrower’s fiscal year 2002 and $3,100,000 for the Borrower’s fiscal year 2002.

o.             Net Worth Ratio.  The Borrower shall maintain a ratio of Total Liabilities to Tangible Net Worth, tested as of the last day of each fiscal quarter, of not greater than: (i) 3.9 to 1.0 as of the end of the second quarter of Borrower’s fiscal year 2002; (ii) decreasing thereafter to 3.8 to 1.0 as of the end of the third quarter of Borrower’s fiscal year 2002; and (iii) decreasing thereafter to 3.7 to 1.0 as of the end of the Borrower’s fiscal year 2002.”

7.             Covenant Regarding Business Plan.  Section 7.1 of the Loan Agreement is hereby amended by the addition of the following as new subsection (s):

“s.           The Borrower shall deliver to the Lender, on or before December 15, 2002, a business plan for the Borrower’s fiscal year 2003, which plan shall be satisfactory to Lender, in its sole and absolute discretion.  The business plan shall include, without limitation: (i) for such fiscal year, on a consolidated basis, monthly and year-to-date projected profit and loss statements, cash flow statements, balance sheets, and collateral values throughout the year; (ii) a proposed ratio for the financial covenant set forth in Section 7.1(m) for such fiscal year, to be tested quarterly on a rolling four-quarter basis; (iii) proposed thresholds for the financial covenant set forth in Section 7.1(n) for such fiscal year, to be tested on a quarterly basis for the quarter and, cumulatively, for the portion of such fiscal year then ended; and (iv) a proposed ratio for the financial covenant set forth in Section 7.1(o) for such fiscal year, to be tested quarterly.  The Borrower acknowledges that such proposed ratios and thresholds must be satisfactory to the Lender, in its sole and absolute discretion.”

8.             Covenant Regarding Management Consultant.  Section 7.1 of the Loan Agreement is hereby amended by the addition of the following as new subsection (t):

“t.            The Borrower shall continue to retain The O’Connor Group, Inc. (“O’Connor”), or such other management consultant as shall be reasonably acceptable to the Lender, as a management consultant to advise the Borrower in its restructuring efforts upon terms of engagement that include authorization to participate in meetings with the Lender and to answer questions of the Lender concerning the Borrower’s restructuring efforts and financial performance.  The Borrower acknowledges that it has complete authority and discretion to terminate the engagement of O’Connor or any replacement management consultant and to select a replacement, subject only to the Lender’s ability to approve the suitability any such replacement.  The Borrower agrees to cooperate with O’Connor or any such replacement consultant and make available such employees and information as O’Connor or such replacement consultant shall deem necessary to rendering its advice.  The Borrower agrees that it is solely responsible for the payment of all fees and expenses of O’Connor or any replacement consultant.”

9.             Events of Default.  Section 8.1(n) of the Loan Agreement is hereby replaced in its entirety with the following and Section 8.1(p) is hereby added to the Loan Agreement as follows:

“n.           The Borrower breaches or otherwise fails to perform any of its obligations under that certain Modification and Waiver Agreement dated as of May 1, 2002 (the “May 1st Modification Agreement”), or if any representation or warranty made by the Borrower in connection with the May 1st Modification Agreement shall be, or be discovered to have been, false or misleading in any material respect when made; or

p.             The Borrower breaches or otherwise fails to perform any of its obligations under that certain Modification Agreement dated as of May 15, 2002 (the “May 15th Modification Agreement”), or if any representation or warranty made by the Borrower in connection with the May 15th Modification Agreement shall be, or be discovered to have been, false or misleading in any material respect when made.”

10.           Bankruptcy Matters.  The following is added to the Loan Agreement as new Section 14:

“Section 14.         Bankruptcy Matters.

In consideration of the agreements of the Lender hereunder and under the other Loan Documents, the Borrowers agree that, in the event that one or more of the Borrowers files for relief under Title 11 of the United States Code (“Bankruptcy Code”) or is otherwise subject to an order for relief under the Bankruptcy Code:

a.             Each of the Borrowers irrevocably consents to entry of an order granting relief from all stays, including the automatic stay imposed by Section 362 of the Bankruptcy Code, so as to permit the Lender to foreclose upon the liens, security interests, mortgages and other encumbrances granted to it in the Loan Documents and to exercise any and all other rights and remedies of the Lender under this Agreement, the Loan Documents, or at law or in equity, and each of the Borrowers hereby irrevocably waives any right to object to such relief.  The Borrowers specifically acknowledge that “cause” exists for such relief within the meaning of Section 362(d)(1) of the Bankruptcy Code;

b.             Each of the Borrowers waives any right to seek a surcharge of the Lender’s collateral for the credit facilities evidenced by the Loan Documents under Section 506(c) of the Bankruptcy Code or any other provision of applicable law;

c.             Each of the Borrowers hereby waives its right to the exclusivity provided under Section 1121 of the Bankruptcy Code and acknowledges that “cause” exists for termination of the exclusivity period.  Each of the Borrowers agrees not to oppose any motion filed by the Lender to terminate the exclusivity period in order to file and seek acceptances of a plan of reorganization; and

d.             Each of the Borrowers waives any right to seek an order under Section 363, 364, 1129, or any other provision of the Bankruptcy Code, imposing liens or security interests of senior or equal priority with the liens, security interests, mortgages and other encumbrances granted to the Lender in the Loan Documents.

Nothing contained in this Section shall be deemed to limit or restrict the Lender’s right to seek under the Bankruptcy Code any relief that the Lender may deem appropriate against any of the Borrowers, and in particular, the Lender shall be free to seek the dismissal or conversion of any case filed by any of the Borrowers, the appointment of a trustee or examiner, and relief from the automatic stay.”

11.           Conditions Precedent.  The effectiveness of this Agreement is subject to: (a) payment by the Borrowers of a modification fee in the amount of $62,500.00 (which amount includes a fee payable with respect to prior modifications and waivers granted by Citizens in the amount of $25,000.00; (b) payment by the Borrowers of the accrued but unpaid fees and expenses incurred by Citizens in connection with the negotiation, preparation, administration and enforcement of this Agreement and the Loan Documents, including, without limitation, reasonable attorneys’ fees and costs in the amount of $2500.00; and (c) receipt by Citizens of fully-executed counterpart originals of this Agreement and such additional agreements, instruments, certificates, opinions and other documents as Citizens may reasonably request, each of which shall be in form and substance satisfactory to Citizens and its counsel.

12.           Ratification of Obligations.  The Borrowers each acknowledge and agree that: (a) they are jointly and severally liable for all Obligations; (b) the Obligations are the valid and binding joint and several obligations of the Borrowers, enforceable against the Borrowers (and each of them) in accordance with the terms of the Loan Agreement and the other Loan Documents; (c) none of them has any defenses, offsets, or counterclaims to the full and immediate repayment of the Obligations; (d) except as amended hereby or waived herein, the Loan Agreement, the Loan Documents and each provision thereof are hereby ratified and confirmed in every respect; (e) the liens, security interests, mortgages and other encumbrances granted to Citizens by Borrowers in the Loan Documents remain valid, binding, perfected and enforceable in accordance with the terms thereof; (f) the advance of any Acquisition Loans is and shall remain in the sole and absolute discretion of Citizens; and (g) the aggregate amount of the Obligations as of May 15, 2002, exclusive of attorneys’ fees and other costs of collection, was $15,410,312.00 in principal.

13.           Confirmation of Representations and Warranties.  To induce Citizens to enter into this Agreement, Borrowers jointly and severally affirm and restate as of the date thereof and hereof each of their respective representations and warranties contained in the Loan Documents.

14.           Additional Representations and Warranties.  Borrowers jointly and severally represent and warrant to Citizens that:

a)             the execution, delivery and performance of this Agreement: (i) have been duly authorized by all requisite corporate action by the Borrowers; (ii) do not require the consent of any party (including, without limitation, any stockholders or creditors of Borrowers); (iii) will not (A) violate any law or regulation or the charters or by-laws of the Borrowers, (B) violate any order of any court, tribunal or governmental agency binding on the Borrowers or any of their properties, or (C) violate or constitute (after due notice or lapse of time or both) a default under any indenture, agreement, license or other instrument or contract to which any of the Borrowers is a party or by which the Borrowers or any of their properties are bound;  and (iv) do not require any filing or registration with, or any permit, license, consent or approval of, any governmental agency or regulatory authority; and

b)            no Event of Default (or “Event of Default” as defined in any of the Loan Documents other than the Loan Agreement) has occurred and is continuing, nor has any event occurred and is currently continuing that, with the passage of time or the giving of notice, would constitute an Event of Default or such an “Event of Default”.

15.           Release.  While Borrowers have acknowledged and agreed that they do not have any defenses, offsets, or counterclaims to the unconditional repayment of the Obligations, Borrowers nevertheless jointly and severally release, acquit and forever discharge and waive any and all actions, claims, counterclaims, defenses, causes of action, suits, covenants, contracts, offsets, demands, and agreements whatsoever, and all rights thereunder and thereto, of every name and nature, both in law and in equity (collectively, “Claims”), they may have arising out of or relating to the Loan Agreement or the other Loan Documents, which they now have or have ever had or may have by reason of any cause or matter occurring on or prior to the date hereof, whether known or unknown, against Citizens and/or its affiliates, their successors and assigns, and all their current and former officers, directors, agents, attorneys, representatives and employees, and their successors and assigns (collectively, the “Released Parties”), including, without limitation, any Claims based in whole or in part on fraud, mistake, duress, usury, misrepresentation, or any so-called “lender liability” theories and any Claims that relate, directly or indirectly, to (a) the making or administration of the credit facilities evidenced by the Loan Documents, (b) any covenants, agreements, duties, or obligations set forth in the Loan Documents, (c) the actions or omissions of any of the Released Parties in connection with the initiation or continuing exercise of any right or remedy of Citizens contained in the Loan Documents or at law or in equity, (d) lost profits, (e) loss of business opportunity, (f) increased financing costs, (g) increased legal or administrative fees, or (h) damages to business reputation.

16.           General.

a)             This Agreement may be executed in multiple counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

b)            This Agreement may be amended only by a writing executed by all parties hereto.

c)             This Agreement and the Loan Documents represent the entire agreement between the parties hereto concerning the subject matter hereof, and supercede all prior oral and written agreements concerning the subject matter hereof.

d)            This Agreement and all terms and conditions hereof shall be binding upon the Borrowers, their successors and assigns, and shall inure to the benefit of Citizens and its successors and assigns.

e)             Each of the parties hereto acknowledge and agree that it has freely and voluntarily read and understands the terms of this Agreement and has been represented and advised by counsel of its own selection in the negotiation, execution, and delivery thereof.

f)             This Agreement exhibit shall be executed in duplicate originals, with one original being retained by the Borrowers and Citizens.

g)            This Agreement may be executed in counterparts, each of which shall constitute an original, and which together shall constitute a single agreement.

h)            A facsimile signature on this Agreement shall be deemed for all purposes to be as effective as an original signature.

i)              In the event of a conflict between this Agreement, on the one hand, and the Loan Documents, on the other, this Agreement shall control.

j)              This Agreement shall be governed by and construed in accordance with the provisions of Section 10 of the Loan Agreement.

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This Agreement is executed under seal as of the date first above written.

CITIZENS:		BORROWERS:

Citizens Bank of Massachusetts		UFP Technologies, Inc.

By:	/s/ Fred Manning	By:	/s/ Ronald J. Lataille
	Fred Manning		Ronald J. Lataille
	Senior Vice President		Vice President and CFO

Moulded Fibre Technology, Inc.

		By:	/s/ Ronald J. Lataille
Ronald J. Lataille
Treasurer

Simco Industries, Inc.

		By:	/s/ Ronald J. Lataille
Ronald J. Lataille
Treasurer

Simco Automotive Trim, Inc.

		By:	/s/ Ronald J. Lataille
Ronald J. Lataille
Treasurer